Exhibit 4.3

SECOND AMENDMENT TO

RIGHTS AGREEMENT

This SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is entered into as of May 15, 2024, by and between SilverBow Resources, Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), a New York limited liability trust company (the “Rights Agent”). The Company and the Rights Agent are referred to individually herein as a “Party” and collectively herein as “Parties.” All capitalized terms used herein and not otherwise defined herein shall have the meaning(s) ascribed to them in that certain Rights Agreement dated as of September 20, 2022, by and between the Company and the Rights Agent, as amended on May 16, 2023 (the “Rights Agreement”).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the Parties hereby agree as follows:

1. Amendments.

(a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended to add a new clause (v) to read as follows:

“(v) notwithstanding anything in this Agreement to the contrary, none of Crescent Energy Company, a Delaware corporation (“Parent”), Artemis Acquisition Holdings Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Artemis Holdings”), Artemis Merger Sub Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub Inc.”), Artemis Merger Sub II, LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of Artemis Holdings (“Merger Sub LLC” and, collectively with Parent, Artemis Holdings and Merger Sub Inc., the “Parent Parties”), John Goff (“Goff”), KKR Upstream Associates LLC (“KKR Upstream”), Independence Energy Aggregator L.P. (“IEP”), PT Independence Energy Holdings LLC (“PTIEH” and, collectively with Goff, KKR Upstream and IEP, the “Voting Parties”), or any of their respective Affiliates or Associates, is, nor shall any of them be deemed to be, an “Acquiring Person” by virtue of (A) the execution of, or their entry into, the Agreement and Plan of Merger, dated as of May 15, 2024 by and among the Company and the Parent Parties (as it may be amended from time to time, the “Merger Agreement”) or the voting and support agreements, dated as of May 15, 2024 by and among the Company and each of the Voting Parties (as each may be amended from time to time, the “Voting Agreements”); (B) the execution of, or their entry into, any other contract or instrument in connection with the Merger Agreement or the Voting Agreements or the approval, execution of, or their entry into any amendment thereto; or (C) their acquisition of, or their right to acquire, beneficial ownership of Common Stock as a result of their execution of the Merger Agreement or the Voting Agreements, as applicable; in each case in accordance with, pursuant to, and on the terms and subject to the conditions set forth in the Merger Agreement or the Voting Agreements, as applicable; it being the purpose of the Company that neither the execution of the Merger Agreement, the Voting Agreements or the contracts or instruments referred to in clause (B) above, as applicable, by any of the parties thereto (after giving effect to any amendment to the Merger Agreement entered into by the Company) nor the consummation of the transactions contemplated thereby, in each case in accordance with, pursuant to and upon the terms and conditions of thereof, shall in any respect give rise to any provision of this Agreement becoming effective.”

(b) The definition of “Stock Acquisition Date” in Section 1(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“(qq) “Stock Acquisition Date” shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed or amended pursuant to Section 13(d) under the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become such. The foregoing or any provision to the contrary in this Agreement notwithstanding, a Stock Acquisition Date shall not occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement and the Voting Agreements, or any other contract or instrument in connection with the Merger Agreement or the Voting Agreements, or the announcement or consummation of the transactions contemplated thereby, in accordance with, pursuant to and upon the terms and conditions thereof.”

(c) Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“(a) Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c) and Section 11(a)(iii) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate contained therein properly completed and duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or, following the occurrence of a Triggering Event, Common Stock, other securities, cash, or other assets, as the case may be) as to which such surrendered Rights are then exercisable and an amount equal to any tax or charge required to be paid under Section 9(e), at or prior to the earliest of (i) the Close of Business on the first anniversary of the date of execution of the Merger Agreement, (ii) the Initial Merger Effective Time (as defined in the Merger Agreement), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof and (iv) the time at which the Rights are exchanged in full as provided in Section 24 hereof (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the “Expiration Date”).”

(d) Section 30 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“Section 30. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent, and the registered holders of the Rights Certificates (and, prior to the Distribution Date, of the Common Stock) any legal or equitable right, remedy, or claim under this Agreement by virtue of the approval, execution or delivery of the Merger Agreement or the Voting Agreements, or the consummation of the transactions contemplated thereby, or the public announcement of any of the foregoing; and this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent, and the registered holders of the Rights Certificates (and, prior to the Distribution Date, of the Common Stock).”

2. Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended. Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby, and each of the Company and the Rights Agent shall continue to be subject to its terms and conditions.

3. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if such excluded terms, provisions, covenants or restrictions shall adversely affect the rights, immunities, liabilities, duties, responsibilities or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A facsimile or .pdf signature delivered electronically shall constitute an original signature for all purposes.

6. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed as of the date first above written.

SILVERBOW RESOURCES, INC.

By:	/s/ Christopher M. Abundis
Name:	Christopher M. Abundis
Title:	Executive Vice President, Chief
Financial Officer and General Counsel

EQUINITI TRUST COMPANY, LLC

By:	/s/ Adam Burke
Name:	Adam Burke
Title:	EVP, Chief Customer Officer

[Signature Page to Rights Agreement Amendment]